15

                           INVESTORS MANAGEMENT GROUP

                      CODE OF ETHICS PURSUANT TO RULE 17J-1
                      OF THE INVESTMENT COMPANY ACT OF 1940
  POLICIES AND PROCEDURES TO PREVENT MISUSE OF NON-PUBLIC INFORMATION PURSUANT
             TO SECTION 204A OF THE INVESTMENT ADVISERS ACT OF 1940

                                  INTRODUCTION

Attached is the Code of Ethics (the "Code") of Investors Management Group ("IMG") in effect as of March 1, 2000, with respect to all registered investment companies for which IMG acts as investment adviser (such registered investment companies are collectively referred to herein as "Funds or Fund"), as required by Rule 17j-1 of the Investment Company Act of 1940, as amended (the "Act"). The Code governs conflicts of interest in personal securities transactions that can arise when persons associated with IMG invest in securities that are held or are to be acquired by the Funds or other accounts for which IMG acts as the investment adviser ("managed accounts").

Also attached are the Policies and Procedures (the "Policy Statement") required by Section 204A of the Investment Advisers Act of 1940, as amended, which are reasonably designed, taking into consideration the nature of IMG's business, to prevent IMG and any associated person or entity from trading in securities while in possession of material, non-public information ("insider trading").

All IMG directors, officers and employees and all other persons to whom this Code and Policy Statement apply must read, acknowledge receipt and understanding of, and retain this Code and Policy Statement for future reference.

Any questions regarding the Code and Policy Statement should be referred to the Compliance Officer as appointed by the Board of Directors of IMG.

                          THE CODE AND POLICY STATEMENT
                              I. PROHIBITED CONDUCT

A. All persons associated with Investors Management Group, Ltd., ("IMG") are prohibited from engaging in, or recommending, any securities transaction which places their interests above that of any Fund or managed account. Similarly, all associated persons1 are prohibited from recommending securities transactions, with certain exceptions (See Section III. C.), by any Fund or managed account without disclosing his or her interest, if any, in any such securities or the issuer thereof, including without limitation:

1. any direct or indirect beneficial ownership of any securities of such issuer;

2.   any contemplated transaction by such person in such securities;

3.   any position with such issuer or its affiliates; and

4. any present or proposed business relationship between such issuer or its affiliates and such person or any parties in which such person has a significant interest.

B. All associated persons are prohibited from divulging information about clients or about IMG that is confidential, unless it is properly within his or her duties or is required by law.

C. All associated persons are prohibited from engaging in any securities transaction, including Funds or managed accounts, for their own benefit or the benefit of others, while in possession of material, non-public information concerning such securities.

"Material" information means information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have an effect on the price of a company's securities.

Information that should be considered material includes, but is not limited to, dividend changes, earnings estimates, changes in previously released earnings estimates, significant expansion or curtailment of operations, a significant increase or decline in orders, significant new products or discoveries, extraordinary borrowing, purchase or sale of substantial assets, significant merger or acquisition proposals or, major litigation problems, and extraordinary management developments.

"Material" information does not have to relate to a company's business, for example, information about the contents of a forthcoming newspaper or magazine article that is expected to affect the price of a security should be considered material. Similarly, information concerning significant transactions that IMG intends to execute on behalf of Funds or managed accounts could be material information and is prohibited from being communicated.

Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public, for example, information appearing in the Dow Jones Newswire Service, Reuters Economic Services, the Wall Street Journal or other publications of general circulation would be considered public.

D.   All  associated  persons  are  prohibited  from   communicating   material,
     non-public information concerning any security to others unless it is properly within his or her duties or is required by law.

                                  II. PENALTIES

Penalties for trading on or merely communicating material, non-public information are severe, both for the individuals involved in such unlawful conduct and for their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

* TREBLE DAMAGES, i.e., fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited.

* CIVIL FINES - for the employer or other controlling person to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided; and CRIMINAL PENALTIES of up to $2.5 million.

*    JAIL SENTENCES - Up to 10 years.

*    DISGORGEMENT OF PROFITS

*    CIVIL INJUNCTIONS

In addition to the penalties set forth above, penalties for violation of Rule 17j-1 of the Act may include fines of up to $10,000, as well as jail sentences of up to five years. Violation of this Code and Policy Statement can also be expected to result in serious sanctions with IMG, including dismissal of the persons involved.

                               III. CODE OF ETHICS
A.       Purposes

In general, the following policies govern the personal investment activities of employees and directors of IMG. It is the duty of such persons to place the interests of the Vintage Mutual Funds or any portfolios advised by IMG first. All such persons shall also conduct personal securities transactions in a manner that is consistent with this Code of Ethics and that avoids any actual or potential conflict of interest or any abuse of a position of trust and responsibility. Further, no such person shall take inappropriate advantage of his or her position.

Rule 17j-1 under the Act generally proscribes fraudulent or manipulative practices with respect to purchased or sales of securities held or to be acquired by investment companies. The purpose of this Code of Ethics is to provide procedures consistent with the Act and Rule 17j-1 designed to give effect to the general prohibitions set forth in Rule 17j-1(a).

It is a violation of this Code for any associated person of an investment adviser to a registered investment company in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired by such registered investment company:

1. To employ any device, scheme or artifice to defraud such registered investment company;

2. To make to such registered investment company any untrue statement of a material fact or omit to state to such registered investment company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3. To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any such registered investment company; or

4. To engage in any manipulative practice with respect to such registered investment company.

B.       Definitions for this Section III

1. "Access Person" means each director or officer of IMG and each employee of IMG who, with respect to the Funds and any managed accounts, makes any recommendation, participates in the determination of which recommendation shall be made, or whose principal function or duties relate to the determination of which recommendation shall be made to any Fund or managed account; or who, in connection with his regular duties, obtains any information concerning securities recommendations being made by IMG to any Fund or managed accounts.

2. "Beneficial Ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person has acquired (see Appendix A).

3. "Fund Manager" means those IMG employees named as portfolio managers for a Fund in the Fund Prospectus.

4. "Investment Person" means those IMG employees who trade securities, analyze investments, or manage portfolios (other than the Funds).

5. "Control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Any person who owns beneficially, either directly or through one or more controlled companies, more than 25 percent of the voting securities of a company shall be presumed to control such company.

6. "Purchase or Sale of a Security" includes every contract of sale or disposition of, attempt or offer to dispose of, or solicitation of an offer to buy, a security or interest in a security, for value including, among other things, the writing of an option to purchase or sell a security.

7. "Security" shall have the meaning set forth in Section 2(a)(36) of the Act, i.e. "any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, reorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing." For purposes of this Section III, security shall not include securities issued by the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies.

C.       Prohibited Transactions

1. A Fund Manager shall not purchase or sell, directly or indirectly, any security in his or her own account seven days before or after such security has been purchased or sold by the Fund so managed.

2. An Investment or Access Person shall not purchase or sell, directly or indirectly, a security in his or her own account on a day when any Fund has a pending buy or sell order for the same security.

3.   Fund  Managers  and  Investment   Persons  are  prohibited  from  acquiring
     securities in his or her own account in an initial public offering.

4. For Fund Managers and Investment Persons, purchases and sales, or sales and purchases, of the same or equivalent securities in his or her own account which are held in a Fund or for which a Fund has a pending buy or sell order or which are being considered for purchase by a Fund within 60-calendar days resulting in a profit is prohibited.

5. No Access Person shall effect a purchase and sale or sale and purchase in his or her own account when any managed account has a pending buy or sell order in the same security.

D.       Exempted Transactions

The prohibition requirements of the immediately preceding Section III, C of this Code shall not apply to:

1. Purchases or sales effected in any account over which the access person has no direct or indirect influence or control;

2. Purchases or sales of securities which are not eligible for purchase or sale by any Fund;

3. Purchases or sales which are non-volitional on the part of the Access Person of the Fund;

4. Purchases which are part of an automatic dividend reinvestment plan or payroll deduction plan or other similar automatic investment program; and

5. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, or to sales of such rights so acquired.

E.       Pre-Clearance

Every  Access  Person,   Investment   Person  and  Fund  Manager  shall  receive
pre-clearance for all personal securities investments using the electronic process as described in Appendix B. Using the procedure the Compliance Officer must indicate approval for the transaction prior to its execution. The Compliance Officer will confirm that the transaction may be completed with the Equity Trader and the appropriate Fund Managers. The electronic procedure must be completed for all securities transactions except those exempted under Section
III. D. (1 through 4) herein, transactions in those securities not included as defined in Section III. B.7. herein, and transactions which include but are not limited to the purchase or sale of AMCORE Financial, Inc. stock. Following the transaction a duplicate copy of the trade confirmation must also be submitted.

For private placements, in addition to pre-clearance, Fund Managers and Investment Persons shall disclose their involvement, if any, in a decision to invest in such an issuer on behalf of the Fund. The pre-clearance decision for such investments shall be reviewed by the Compliance Officer or other independent Investment Person if the Compliance Officer is not independent.

F.       Prohibited Activities

1. Fund Managers and Investment Persons are prohibited from accepting gifts, other than de minimus, from persons or entities doing business with or on behalf of the Funds. Such individuals are further prohibited from service on boards of publicly traded companies, absent prior authorization of the Compliance Officer.

2. No Access Person, Investment Person, or Fund Manager shall reveal to any other person (except in the normal course of his or her duties on behalf of a Fund) any information regarding securities transactions by the Fund and under consideration by the Fund or by IMG of any such securities transaction.

3. No Investment Person or Fund Manager shall recommend any securities transaction by a Fund without having disclosed to the Compliance Officer his or her interest, if any, in such securities or the issuer thereof, including without limitation (a) his or her direct or indirect beneficial ownership of any securities of such issuer; (b) any contemplated transaction by such person in such securities; (c) any position with such issuer or its affiliates; and (d) any present or proposed business relationship between such issuer or its affiliates, on the one hand, and such person or any party in which such person has a significant interest, on the other; provided, however, that in the event the interest of such Access Person, Investment Person or Fund Manager is such securities or issuer is not material to his or her personal net worth and any contemplated transaction by such person in such securities cannot reasonably be expected to have a material adverse effect on any such transaction by the Fund or on the market for the securities generally, such Access Person shall not be required to disclose his or her interest in the securities or issuer thereof in connection with any such recommendation.

4. Fund Managers and Investment Persons shall not serve on the boards of directors of publicly traded companies without the prior authorization of the Compliance Officer.

G. Reporting

1. Every Access Person, Investment Person and Fund Manager shall report, using the electronic process (see Appendix B), to the Compliance Officer the information described in Section III. G. 2. of this Code with respect to transactions in any security in which such person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security; provided, however, that such persons shall not be required to make a report with respect to (i) transactions in U.S. government securities, bankers' acceptance, bank certificates of deposit, commercial paper and shares of registered open-end investment companies; (ii) transactions effected for any account over which such person does not have any direct or indirect influence or control; (iii) transactions in securities which the Funds are not eligible to purchase or sell; (iv) transactions which are non-volitional on the part of the Access Person of the Fund; (v) transactions effected pursuant to any automatic dividend reinvestment plan or payroll deduction plan or other similar automatic investment program; or (iv) transactions effected involving the purchase and sale of AMCORE Financial, Inc. stock.

2. The Securities Transaction Reporting process as described in Appendix B, shall be completed not later than ten days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

a. The date of the transaction, the issuer and the number of shares, and the principal amount of each security involved;

b. The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

c.   The price at which the transaction was effected; and

d. The name of the broker, dealer or bank with or through whom the transaction was effected.

3. The Securities Transaction Reporting process may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

4. The Compliance Officer shall submit to the Board of Directors of each Fund no less frequently than annually, a written report, Quarterly Investment Compliance Report (Appendix E), which:

a. Describes any issues arising under the code of ethics or procedures since the last report to the board of directors, including, but not ,limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and

b. Certifies that the Fund and IMG have adopted procedures reasonably necessary to prevent Access Persons from violation of the code.

5. Access Persons shall submit a report of their personal investment holdings at the time of their hiring and annually thereafter. (See Appendix C) The securities listed on this report shall be those held at the time of the report and which conform to the criteria required under the transactions guidelines provided in Section III. G. 1. and 2. of this Code.

6. The Quarterly Investment Compliance Report completed by the Compliance Officer under this Section shall be submitted quarterly to the Board of Directors of the Funds as set forth in Section III. G. 4.

H.       Sanctions

Upon discovering a violation of this Code, the Board of Directors of a Fund may impose such sanctions as it deems appropriate, including, among other things, disgorgement of certain profits, unwinding of trades, a letter of censure or suspension or termination of the violator's relationship with the Fund.

                   IV. GUIDELINES TO CONSIDER BEFORE INVESTING

A. Prior to engagement in any personal security transaction, ask yourself the following questions:

1. Is, to your knowledge, the security you are considering, being purchased or sold or subject to a program for purchase or sale by a Fund or managed account?

2. Is the security, to your knowledge, being considered for purchase or sale by a Fund or other managed account? (A security is being considered for purchase or sale whenever a recommendation to purchase or sell such security has been made to an investment officer or other appropriate officer for a Fund, or person performing a similar function for a managed account, and such person has not affirmatively rejected such recommendation.)

B. With respect to securities about which you may have potential inside information, before trading for yourself or others, including Funds or managed accounts, ask yourself the following questions:

1. Is the information material? If this information that an investor would consider important in making his or her investment decision? Is this information that would substantially affect the market price of the securities if generally disclosed?

2. Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in the Dow Jones Newswire service, Reuters, Economic Services, The Wall Street Journal, or other publications of general circulation?

C. If, after consideration of the items set forth in paragraphs 1 and 2 above, there are any unresolved questions as to the applicability or interpretation of the foregoing procedures or as to the propriety of trading on such information, you should contact the Compliance Officer before seeking approval to trade or communicating the information to anyone.

            V. RESTRICTING ACCESS TO MATERIAL NON-PUBLIC INFORMATION

Information in your possession that you identify as material and non-public may not be communicated to anyone, including persons within IMG, except the Compliance Officer. In addition, care should be taken so that such information is secure. For example, files containing material, non-public information should be sealed and access to computer files containing material non-public information should be restricted.
                                                                      APPENDIX A

     The term "beneficial ownership" of securities includes not only ownership of securities held by an Access Person for his or her own benefit, whether in bearer form or registered in his or her own name or otherwise, but also ownership of securities held for his or her benefit by others (regardless of whether or how they are registered) such as custodians, brokers, executors, administrators, or trustees (including trusts in which he or she has only a remainder interest), and securities held for his or her account by pledges, or securities owned by a partnership which he or she should regard as a personal holding corporation. Correspondingly, this term would exclude securities held by an Access Person for the benefit of someone else.

     This term does not include securities held by executors or administrators in estates in which an Access Person is a legatee or beneficiary, unless there is a separate legacy to such person of such securities, or such person is the sole legatee or beneficiary and there are other assets in the estate sufficient to pay debts ranking ahead of such legacy, or the securities are held in the estate more than a year after the decedent's death.

     Securities held in the name of another should be considered as "beneficially" owned by an Access Person where such person enjoys "benefits substantially equivalent to ownership". The SEC has said that although the final determination of beneficial ownership is a question to be determined in the light of the facts of the particular case, generally a person is regarded as the beneficial owner of securities held in the name of his or her spouse and their minor children. Absent special circumstances, such relationship ordinarily results in such person obtaining benefits substantially equivalent to ownership, e.g., application of the income derived from such securities to maintain a common home, to meet expenses which such person otherwise would meet from other sources, or the ability to exercise a controlling influence over the purchase, sale or voting of such securities.

     An Access Person also may be regarded as the beneficial owner of securities held in the name of another person, if by reason of any contract, understanding, relationship, agreement, or other arrangement, he or she obtains therefrom benefits substantially equivalent to those of ownership. Moreover, the fact that the holder is a relative or relative of a spouse and sharing the same home as an Access Person may in itself indicate that the Access Person would obtain benefits substantially equivalent to those of ownership from securities held in the name of such relative. Thus, absent countervailing facts, it is expected that securities held by a relative sharing the same home as an Access Person will be treated as being a beneficial owner by the Access Person.

     An Access Person also is regarded as the beneficial owner of securities held in the name of a spouse, minor children or an other person, even though he does not obtain therefrom the aforementioned benefits of ownership, if he can vest or revest title in himself or herself at once or at some future time.
                                                                      APPENDIX B

                 SECURITIES TRANSACTION REPORTING PROCESS FORMAT


The Compliance Officer will prepare an email detailing the transactions for the period for each person required to report securities transactions. This email will be sent to the reporting person on some business day prior to the tenth day after each quarter end. The reporting person is required to respond via email to the Compliance Officer by or on the tenth business day of the month following quarter-end. The format for the report will be similar to the following


Date    Quantity           Name of            Purchase or      Name of
       of Security        Security             Sale        Broker,Dealer or Bank
--------------------------------------------------------------------------------


This report excludes (i) transactions in U.S. government securities, bankers' acceptance, bank certificates of deposit, commercial paper and shares of registered open-end investment companies; (ii) transactions effected for any account over which such person does not have any direct or indirect influence or control; (iii) transactions in securities which the Funds are not eligible to purchase or sell; (iv) transactions which are non-volitional on the part of the Access Person of the Fund; (v) transactions effected pursuant to any automatic dividend reinvestment plan or payroll deduction plan or other similar automatic investment program; or (iv) transactions effected involving the purchase and sale of AMCORE Financial, Inc. stock. All other securities transactions must be reported. This report is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed. Security transaction report must be transmitted by or on the 10th of the month following quarter-end.

                          PRE-CLEARANCE PROCESS FORMAT

The individual requesting approval to proceed with a trade will email the Compliance Officer with the details of the transaction (quantity, issue, and purchase/sale). The Compliance Officer will contact the Equity Trader and the appropriate Fund managers via email to pre-clear the transaction in a certain time frame (a minimum of two hours). The Compliance Officer will communicate to the individual via email whether to proceed with the transaction. The Chief Investment Officer will review the transactions if the Compliance Officer is not available.

                                                                     APPENDIX C


                      INITIAL AND/OR ANNUAL HOLDINGS REPORT

Name and Address of           Account Number(s)          If New Account,
Broker, Dealer or Bank(s)                                Date Established

Attached are the Covered Securities beneficially owned by me as of the date of this Initial and/or Annual Holdings Report.

Print or Type Name

Signature

Date

                          CERTIFICATION OF COMPLIANCE



_______I hereby certify that I have thoroughly read and understand and agree to abide by the conditions set forth in the foregoing Code and Policy Statement. I further certify that, during the time of my affiliation with IMG, I will comply or have complied with the requirements of this Code and Policy Statement and will disclose/report or have disclosed/reported all personal securities transactions required to be disclosed/reported by the Code and Policy Statement.


_______If I am deemed to be an Access person under this Code and Policy Statement, I certify that I will comply or have complied with the Code and Policy Statement and submit my Initial and/or Annual Holdings Report. I further certify that I will direct or have directed each broker, dealer or bank with whom I have an account or accounts to send to the IMG Compliance Officer duplicate copies of all confirmations and statements relating to my account(s).

_______I also understand that any violations of such Code and Policy Statement may subject me to dismissal from Investors Management Group or its Board of Directors.


Date:
                                      Printed Name



                                      Signature

                           VINTAGE MUTUAL FUNDS, INC.
                     QUARTERLY INVESTMENT COMPLIANCE REPORT

The undersigned hereby certifies to the Board of Directors of the Funds as follows:

1. I am not aware of any financial, legal or other difficulties with any of our investments since the last report.

2. I am not aware of any securities failed to be delivered since the last report.

3.   I am not aware of any lending of Fund securities since the last report.

4. The Funds have not purchased any securities from affiliated underwriting syndicates since the last report. Rule 10f-3 requires that the directors adopt special procedures before making purchases of this type.

5. I am not aware of any purchases of securities by the Funds from any affiliated person, or affiliate of an affiliated person, acting as principal.

6. The Funds have not purchased any securities through an affiliated broker, as agent, since the last report. Rule 17e-1 requires that special procedures are adopted by the directors before purchases or sales can be made through an affiliated broker.

7. The Funds have qualified under Subchapter M of Chapter 1 of the Internal Revenue Code of 1986, as amended, as a "regulated investment company". The Funds derive at least 90% of its gross income from dividends, interest and gains from the sale of securities; invests in securities within certain statutory limits; and has distributed or will distribute sufficient amounts of ordinary income and capital gains to avoid income tax and the 4% excise tax.

8. The Funds have not exceeded the Investment Restrictions set forth in its prospectus.


     I affirm that I have reviewed all the investment transactions made by the Funds since the last report and find that they comply with the investment objectives and restrictions of the Funds. I certify that the Fund and IMG have adopted procedures reasonably necessary to prevent Access Persons from violation of the codes of ethics. I certify that no violations of the personal securities transactions reporting process were detected.



Date                                                             Mary Dotterer

INVESTORS MANAGEMENT GROUP
CODE OF ETHICS PROCEDURES

1. The purpose of the IMG Code of Ethics is to prevent fraudulent or manipulative practices with respect to personal transactions of securities held or to be acquired by the Vintage Mutual Funds and managed accounts.

2. All Access Persons must read, understand and comply with the IMG Code of Ethics and Policy Statement; a certification of such must be made annually, following the annual review of the Code and Policy Statement by IMG. (See Appendix D)

3. All Access Persons must complete the Securities Transaction Pre-Clearance Process and receive approval from the Compliance Officer prior to purchasing or selling any securities for his or her own account. The Compliance Officer must receive pre-clearance from the IMG Chief Investment Officer. Certain security exemptions apply, (i) transactions in U.S. government securities, bankers' acceptance, bank certificates of deposit, commercial paper and shares of registered open-end investment companies;
     (ii) transactions effected for any account over which such person does not have any direct or indirect influence or control; (iii) transactions in securities which the Funds are not eligible to purchase or sell; (iv) transactions which are non-volitional on the part of the Access Person of the Fund; (v) transactions effected pursuant to any automatic dividend reinvestment plan or payroll deduction plan or other similar automatic investment program; or (iv) transactions effected involving the purchase and sale of AMCORE Financial, Inc. stock.4. Securities shall not be purchased or sold by an Access Person for his or her own account on a day when any Fund has a pending buy or sell order for the same security.

4. A Fund Manager may not purchase or sell any security for his or her own account seven days after the security has been purchased or sold by the Fund so managed and the Fund may not purchase or sell any security seven days after the security has been purchased or sold by the Fund Manager for his or her own account.

5. Only after receiving approval, securities purchases or sales may be transacted. For transactions on days subsequent to the initial approval date, additional approvals must be obtained.

6. A duplicate copy of Trade Confirmations must be submitted to the Compliance Officer for all trades that have been pre-cleared.

7. Within ten days of the end of each calendar quarter, each Access Person, shall complete the Securities Transaction Reporting Process.

8. Within 30 days of the end of each calendar quarter, the Compliance Officer will review the Transactions Reports and Pre-Clearance Requests for potential violations of the IMG Code of Ethics. The IMG Chief Investment Officer will review the Compliance Officers transactions, if any.

9. Certain securities transactions may be exempted from the Code's provisions. Such exemptions shall be documented by the written approval of the IMG Compliance Officer, such approval stating the basis for the exemption. Further, such written exemption must be subsequently reported to the Fund Board for further disposition if such is required.

10. Security transaction violations of the IMG Code of Ethics must be reported to the Board of Directors of the Vintage Mutual Funds, Inc., by the IMG Compliance Officer not later than the next Board of Directors meeting.

11. Access Persons must submit a list of personal holdings at the time of hiring, and annually thereafter, to the Compliance Officer. (See Appendix
     C)

12.  Prohibitions include the following:

A. No Access Person shall recommend any security transactions by a Fund without having disclosed his or her interest in such securities (see #11).

B. Investment Persons and Fund Managers are prohibited from acquiring Initial Public Offerings.

C. Short-term (60 days) trades for profit are prohibited for Investment Persons and Fund Managers except for those securities which are neither held nor are being purchased or sold by a Fund nor are being considered for purchase by a Fund.

D. Investment Persons and Fund Managers and immediate family are prohibited from accepting all but "de minimus" gifts, i.e. a meal, a box of candy, golfing etc. Significant gifts such as, but not limited to, plane fares, hotel accommodations, electronic equipment, etc. are strictly prohibited. When in doubt, return or reject the gift.

E. No Access Person shall reveal to any person (with certain exceptions) any information regarding securities transactions by the Fund.

F. Investment Persons and Fund Managers may not invest in a private placement without obtaining advance approval from the Compliance Officer.

G. Investment Persons and Fund Managers are prohibited from serving on boards of publicly traded companies without prior authorization of the Compliance Officer.

13. Material non-public information should be communicated to the Compliance Officer. Material non-public information may not be used when making investment decisions nor may it be communicated with anyone except the Compliance Officer. Care should be taken to protect such information.

14. Violations of the law, regulations or the Code may result in sanctions, fines and jail sentences.

15. A list of IMG persons subject to compliance is attached and will be updated by the Compliance Officer as appropriate.

16. IMG Compliance Officer will provide the Vintage Board of Directors with, no less frequently that annually, a report of any violations of the code of ethics.

17. IMG Compliance Officer will certify that the Fund and IMG have adopted procedures reasonably necessary to prevent Access Persons from violation of the code.

Investors Management Group
Persons Subject to Compliance
As of March 8, 2000
The individuals listed below are designated by the appropriate check mark as defined in the IMG Code of Ethics.
                                        Fund           Investment         Access
Name                                   Manager           Person           Person
--------------------------------------------------------------------------------
John Benjamin                                              X
Kathryn Beyer                             X
Michelle Boisvert                                          X
Thomas Bolgert                                             X
Patricia Bonavia                                                             X
Denise Brown                                                                 X
Lynn Buntjer                                                                 X
Michael Collet                                                               X
Shawn Conrad                                                                 X
Rachel Cropp                                               X
Mary Dotterer                                                                X
Scott Dudgeon                                              X
Kenneth Edge                                                                 X
Jay Evans                                                  X
Lori Frith                                                 X
Tracey Garst                                               X
Stephanie Jacobs                                                             X
Vicki Keast                                                X
Edward Krekeler                                            X
Sara Larson                                                X
Raegan Lawson                                                                X
Pattrik Linthakan                                          X
Jeffrey Lorenzen                          X
Mark McClurg                                                                 X
David Miles                                                                  X
Amy Mitchell                                                                 X
Leasle Mott                                                X
Gary Ollmann                                               X
Julie O'Rourke                            X
Scott Pfeil                                                X
Elizabeth Pierson                         X
Michael Pitcher                                            X
Leslie Preminger                                           X
James Richards                                             X
Darrell Thompson                          X
Pam Vehmeyer                                               X
Tifani Vivanh                                              X
Todd Voss                                                  X
Gay Wallen                                                 X
Ronald Whitehead                                           X